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                                                                Exhibit (a)(14)

                         COOKER RESTAURANT CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN
                             BENEFIT ELECTION FORM

BEFORE YOU COMPLETE THIS FORM, PLEASE READ THE ENCLOSED SPECIAL TAX NOTICE REGARDING PLAN PAYMENTS (THE "SPECIAL TAX NOTICE") AS WELL AS THE ENCLOSED MEMORANDUM FROM THE TRUSTEE OF THE COOKER RESTAURANT CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP") REGARDING THE RECENTLY ANNOUNCED TENDER OFFER FOR SHARES OF COOKER RESTAURANT CORPORATION'S STOCK (THE "OFFER"). THEY CONTAIN IMPORTANT INFORMATION THAT YOU WILL NEED TO CONSIDER IN DECIDING HOW TO RECEIVE YOUR BENEFITS.

IF THE TRUSTEE HAS ALREADY RECEIVED YOUR ORIGINAL BENEFIT ELECTION FORM, YOU DO NOT NEED TO RETURN THIS BENEFIT ELECTION FORM UNLESS YOU WANT TO CHANGE YOUR BENEFIT ELECTION AS DESCRIBED IN THE ENCLOSED MEMORANDUM REGARDING THE ESOP DATED AUGUST 21, 1998. IF THIS BENEFIT ELECTION FORM IS NOT RECEIVED BY THE TRUSTEE BY 5:00 P.M. EASTERN STANDARD TIME ON FRIDAY, SEPTEMBER 4, 1998 (THE "DEADLINE"), AND THE TRUSTEE HAS NOT RECEIVED YOUR ORIGINAL BENEFIT ELECTION FORM BY THE DEADLINE, YOU WILL BE TREATED AS NOT HAVING MADE A DIRECT ROLLOVER ELECTION AND A DISTRIBUTION WILL BE MADE TO YOU AFTER THE CONCLUSION OF THE OFFER. PLEASE USE THE ENCLOSED ENVELOPE TO RETURN YOUR BENEFIT ELECTION FORM.

PLEASE PRINT THE FOLLOWING INFORMATION:

Participant Name
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Address
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Social Security Number
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I have received the SPECIAL TAX NOTICE and I have read and understand the
SPECIAL TAX NOTICE. I hereby elect that my vested benefits under the ESOP be paid as follows:

MARK ONE [X] OF THE FOLLOWING THREE OPTIONS, THEN SIGN AND DATE:

OPTION #1:

     [ ]  DIRECT ROLLOVER TO COOKER RESTAURANT 401(K) PLAN (THE "401(K) PLAN")

          Note: You must be an active Cooker Restaurant Corporation (the "Company") Employee to elect this option. If you are an active employee and are not currently participating in the 401(k) Plan and choose this option, a rollover account will be established for you under the 401(k) Plan. I hereby elect to have some or all of my vested benefits transferred directly to the 401(k) Plan. I understand that there will be no tax withholding at this time and that if I direct the Trustee to tender my shares the outcome of the Offer may result in my rollover consisting of both shares of Company stock and cash.

          DIRECT ROLLOVER AMOUNT -- YOU MUST CHECK (I) OR (II):

          (i)  ______All amounts eligible for direct rollover

          (ii) ______ Other (specify percentage of account in increments of
                      10%):

                      ______%

                      Note: If you select (ii), the remainder of your account will be distributed under the Direct Payment Option referred to below. As a reminder, some amounts may not be eligible for direct rollover as described in the SPECIAL TAX NOTICE and will be distributed under the Direct Payment Option referred to below.
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OPTION #2:

     [ ]  DIRECT ROLLOVER TO IRA OR ANOTHER EMPLOYER'S QUALIFIED RETIREMENT PLAN

          I hereby elect to have some or all of my vested benefits transferred directly to an IRA or another employer's qualified retirement plan. I understand that there will be no tax withholding at this time and that if I direct the Trustee to tender my shares, the outcome of the Offer may result in my rollover consisting of both shares of Company stock and cash.

          DIRECT ROLLOVER AMOUNT -- YOU MUST CHECK (I) OR (II):

          (i)  ______All amounts eligible for direct rollover

          (ii) ______ Other (specify percentage of account in increments of
                      10%):

                      ______%

                      Note: If you select (ii), the remainder of your account will be Distributed under the Direct Payment Option referred to below. As a reminder, some amounts may not be eligible for direct rollover as described in the SPECIAL TAX NOTICE and will be distributed under the Direct Payment Option referred to below.

Name of IRA or qualified retirement plan:
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Address of IRA or qualified retirement plan:
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Account number:
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Wire instructions (if applicable):
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OPTION #3:

     [ ]  DIRECT DISTRIBUTION OF ACCOUNT

          IF YOU SELECT OPTION #3, THE AMOUNT OF YOUR DISTRIBUTION WILL BE SUBJECT TO 20% MANDATORY INCOME TAX WITHHOLDING -- SEE ATTACHED SPECIAL TAX NOTICE

          I hereby elect to have my vested benefits paid directly to me. I understand that if I direct the Trustee to tender my shares the outcome of the Offer may result in my distribution consisting of both shares of Company stock and cash and I further understand that this distribution will be reported as taxable income. If I do not roll over the distribution within 60 days of its receipt, I will be subject to income tax on the distribution and there may be a ten percent penalty tax imposed if I am under the age of 59 1/2. I further understand that there may be a $15.00 processing fee deducted from the amount of my distribution.

IF THIS BENEFIT ELECTION FORM IS NOT RECEIVED BY THE DEADLINE, AND THE TRUSTEE HAS NOT RECEIVED YOUR ORIGINAL BENEFIT ELECTION FORM BY THE DEADLINE, YOU WILL BE TREATED AS NOT HAVING MADE A DIRECT ROLLOVER ELECTION AND A DISTRIBUTION WILL BE MADE TO YOU AFTER THE CONCLUSION OF THE OFFER. FURTHER, YOU WILL RECEIVE IRS FORM 1099R NO LATER THAN JANUARY 31, 1999 FOR YOUR USE IN FILING YOUR 1998 FEDERAL TAX RETURN.

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                                          SIGNATURE OF PARTICIPANT

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                                          DATE

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                         COOKER RESTAURANT CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

                               SPECIAL TAX NOTICE
                            REGARDING PLAN PAYMENTS

     This notice contains important information you will need before you decide how to receive your benefits from the Cooker Restaurant Corporation Employee Stock Ownership Plan (the "Plan"). Please note that the text of this notice was prepared by the Internal Revenue Service.

                                    SUMMARY

     A payment from the Plan that is eligible for "rollover" can be taken in two ways. You can have all or any portion of your payment either 1) PAID IN A "DIRECT ROLLOVER" or 2) PAID TO YOU. A rollover is a payment of your Plan benefits to your individual retirement arrangement (IRA) or to another employer plan. This choice will affect the tax you owe.

     If you choose a DIRECT ROLLOVER

     - Your payment will not be taxed in the current year and no income tax will be withheld.

     - Your payment will be made directly to your IRA or, if you choose, to another employer plan that accepts your rollover.

     - Your payment will be taxed later when you take it out of the IRA or the employer plan.

     If you choose to have your Plan benefits PAID TO YOU

     - You will receive only 80% of the payment, because the Plan administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

     - Your payment will be taxed in the current year unless you roll it over. You may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59 1/2, you also may have to pay an additional 10% tax.

     - You can roll over the payment by paying it to your IRA or to another employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer plan.

     - If you want to roll over 100% of the payment to an IRA or an employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

                                MORE INFORMATION

I.  PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

II.  DIRECT ROLLOVER

III.  PAYMENT PAID TO YOU

IV.  SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

     I.  PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

     Payments from the Plan may be "eligible rollover distributions." This means that they can be rolled over to an IRA or to another employer plan that accepts rollovers. Your Plan administrator should be able to tell you what portion of your payment is an eligible rollover distribution. The following types of payments cannot be rolled over:

     Non-taxable Payments. In general, only the "taxable portion" of your payment is an eligible rollover distribution. If you have made "after-tax" employee contributions to the Plan, these contributions will be non-taxable when they are paid to you, and they cannot be rolled over. (After-tax employee contributions generally are contributions you made from your own pay that were already taxed.)

     Payments Spread Over Long Periods. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for
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     - your lifetime (or your life expectancy), or

     - your lifetime and your beneficiary's lifetime (or life expectancies), or

     - a period of ten years or more.

     Required Minimum Payments. Beginning in the year you reach age 70 1/2, a certain portion of your payment cannot be rolled over because it is a "required minimum payment" that must be paid to you.

     II.  DIRECT ROLLOVER

     You can choose a direct rollover of all or any portion of your payment that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is paid directly from the Plan to an IRA or another employer plan that accepts rollovers. If you choose a direct rollover, you are not taxed on a payment until you later take it out of the IRA or the employer plan.

     Direct Rollover to an IRA. You can open an IRA to receive the direct rollover. (The term "IRA," as used in this notice, includes individual retirement accounts and individual retirement annuities.) If you choose to have your payment made directly to an IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your payment made in a direct rollover to an IRA at that institution. If you are unsure of how to invest your money, you can temporarily establish an IRA to receive the payment. However, in choosing an IRA, you may wish to consider whether the IRA you choose will allow you to move all or a part of your payment to another IRA at a later date, without penalties or other limitations. See IRS Publication 590, Individual Retirement Arrangements, for more information on IRAs (including limits on how often you can roll over between IRAs).

     Direct Rollover to a Plan. If you are employed by a new employer that has a plan, and you want a direct rollover to that plan, ask the administrator of that plan whether it will accept your rollover. An employer plan is not legally required to accept a rollover. If your new employer's plan does not accept a rollover, you can choose a direct rollover to an IRA.

     Direct Rollover of a Series of Payments. If you receive eligible rollover distributions that are paid in a series for less than ten years, your choice to make or not make a direct rollover for a payment will apply to all later payments in the series until you change your election. You are free to change your election for any later payment in the series.

     III.  PAYMENT PAID TO YOU

     If you have the payment made to you, it is subject to 20% income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA or another plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

     Income Tax Withholding:

     Mandatory Withholding. If any portion of the payment to you is an eligible rollover distribution, the Plan is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example, if your eligible rollover distribution is $10,000, only $8,000 will be paid to you because the Plan must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, you will report the full $10,000 as a payment from the Plan. You will report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year.

     Voluntary Withholding. If any portion of your payment is not an eligible rollover distribution but is taxable, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion. To elect out of withholding, ask the Plan administrator for the election form and related information.

     Sixty-Day Rollover Option. If you have an eligible rollover distribution paid to you, you can still decide to roll over all or part of it to an IRA or another employer plan that accepts rollovers. If you decide to roll over, you must make the rollover within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the IRA or the employer plan.

     You can roll over up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60 day period to contribute

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to the IRA or the employer plan to replace the 20% that was withheld. On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.

     Example: Your eligible rollover distribution is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to an IRA or employer plan. To do this, you roll over the $8,000 you received from the Plan, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the IRA or employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of the $2,000 withheld.

    If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

     Additional 10% Tax If You Are Under Age 59 1/2. If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax does not apply to your payment if it is (1) paid to you because you separate from service with your employer during or after the year you reach age 55, (2) paid because you retire due to disability, (3) paid to you as equal (or almost equal) payments over your life or life expectancy (or your and your beneficiary's lives or life expectancies), or (4) used to pay certain medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

     Special Tax Treatment. If your eligible rollover distribution is not rolled over, it will be taxed in the year you receive it. However, if it qualifies as a "lump sum distribution," it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under the Plan (and certain other similar plans of the employer) that is payable to you because you have reached age 59 1/2 or have separated from service with your employer (or, in the case of a self-employed individual, because you have reached age 59 1/2 or have become disabled). For a payment to qualify as a lump sum distribution, you must have been a participant in the Plan for at least 5 years. The special tax treatment for lump sum distributions is described below.

          Five-Year Averaging. If you receive a lump sum distribution after you are age 59 1/2, you may be able to make a one-time election to figure the tax on the payment by using "5-year averaging." Five-year averaging often reduces the tax you owe because it treats the payment much as if it were paid over 5 years.

          Ten-Year Averaging If You Were Born Before January 1, 1936. If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates) instead of 5-year averaging (using current tax rates). Like the 5-year averaging rules, 10-year averaging often reduces the tax you owe.

          Capital Gain Treatment If You Were Born Before January 1, 1936. In addition, if you receive a lump sum distribution and you were born before January 1, 1936, you may elect to have the part of your payment that is attributable to your pre-1974 participation in the Plan (if any) taxed as long-term capital gain at a rate of 20%.

     There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime, and the election applies to all lump sum distributions that you receive in that same year. If you have previously rolled over a payment from the Plan (or certain other similar plans of the employer), you cannot use this special tax treatment for later payments from the Plan. If you roll over your payment to an IRA, you will not be able to use this special tax treatment for later payments from the IRA. Also, if you roll over only a portion of your payment to an IRA, this special tax treatment is not available for the rest of the payment. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how you elect the special tax treatment.

     Employer Stock or Securities. There is a special rule for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, 1) the payment must qualify as a lump sum distribution, as described above (or would qualify except that you do not yet have 5 years of participation in the Plan), or 2) the employer stock included in the payment must be attributable to "after-tax" employee contributions, if any. Under this special rule, you may have the option of not paying tax on the "net unrealized

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appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if employer stock was contributed to your Plan account when the stock was worth $1,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

     You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock. The stock (including any net unrealized appreciation) can be rolled over to an IRA or another employer plan either in a direct rollover or a rollover that you make yourself.

     If you receive employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 5-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

     IV.  SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

     In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees." You are an alternate payee if your interest in the Plan results from a "qualified domestic relations order," which is an order issued by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees, and other beneficiaries that should be mentioned.

     If you are a surviving spouse, you may choose to have an eligible rollover distribution paid in a direct rollover to an IRA or paid to you. If you have the payment paid to you, you can keep it or roll it over yourself to an IRA but you cannot roll it over to an employer plan. If you are an alternate payee, you have the same choices as the employee. Thus, you can have the payment paid as a direct rollover or paid to you. If you have it paid to you, you can keep it or roll it over yourself to an IRA or to another employer plan that accepts rollovers. If you are a beneficiary other than the surviving spouse, you cannot choose a direct rollover, and you cannot roll over the payment yourself.

     If you are a surviving spouse, an alternate payee, or another beneficiary, your payment is not subject to the additional 10% tax described in section III above, even if you are younger than age 59 1/2.

     If you are a surviving spouse, an alternate payee, or another beneficiary, you may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in section III above. If you receive a payment because of the employee's death, you may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the Plan.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with a professional tax advisor before you take a payment of your benefits from the Plan. Also, you can find more specific information on the tax treatment of payments from qualified retirement plans in IRS Publication 575, Pension and Annuity Income, and IRS Publication 590, Individual Retirement Arrangements. These publications are available from your local IRS office or by calling 1-800-TAX-FORM.

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